Exhibit 99.4

RULE 438 CONSENT

In connection with the filing by Liberty Live Holdings, Inc. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as an appointee to the board of directors of Liberty Live Holdings, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ David J.A. Flowers
Name: David J.A. Flowers
Date: July 25, 2025